Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-206831, No. 333-202801) and S‑8 (No. 333-207420, No. 333-204514) of Blue Bird Corporation of our report dated December 15, 2015 except for the change in the manner in which the company accounts for debt issuance costs as discussed in Note 2 and except for the effects of the revision discussed in Note 14 to the consolidated financial statements, as to which the date is December 15, 2016 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Atlanta, GA
December 15, 2016